EXHIBIT 99.1

HSN, Inc. Reports Second Quarter 2010 Results

  HSNi net sales increased 8% with internet sales up 16%
  HSNi gross profit margin improved 130 basis points to 37.5%
  HSNi Adjusted EBITDA increased 47% to $63.6 million
  Adjusted EPS increased 74% to $0.47 compared to $0.27 in the prior year

ST. PETERSBURG, Fla., Aug. 4, 2010 (GLOBE NEWSWIRE) -- HSN, Inc. (Nasdaq:HSNI) reported results for the second quarter ended June 30, 2010 for HSN, Inc. ("HSNi") and its two operating segments, HSN and Cornerstone.

Table 1
SUMMARY RESULTS AND KEY OPERATING METRICS (a)
($ in millions, except per share and average price point amounts)

	Q2 2010	Q2 2009	Change

Net Sales	$ 690.0	$ 640.1	8%
Non-GAAP:
Adjusted EBITDA	$ 63.6	$ 43.3	47%
Adjusted Net Income	$ 27.9	$ 15.4	81%
Adjusted EPS	$ 0.47	$ 0.27	74%
GAAP:
Operating Income	$ 48.4	$ 30.7	57%
Net Income	$ 24.7	$ 13.6	82%
Diluted EPS	$ 0.42	$ 0.24	75%

HSNi:
Average price point	$ 60.53	$ 60.60	(0%)
Units shipped (millions)	12.7	11.7	8%
Gross profit %	37.5%	36.2%	130 bps
Return rate %	18.2%	18.0%	(20 bps)
Internet net sales % (b)	38.5%	35.8%	270 bps

(a) Segment results for HSNi's two operating segments, HSN and Cornerstone, are presented separately in Tables 2 and 3 of this release.
(b) Internet net sales as a percent of total HSNi net sales.

See reconciliation of GAAP to non-GAAP measures in Table 4.

Second Quarter 2010 Results vs Second Quarter 2009 Results

  HSNi's net sales grew 8% to $690.0 million over the prior year. Internet net sales increased 16% and now represent 38.5% of HSNi net sales. Net sales for HSN increased 3% which included 10% sales growth at HSN.com. Cornerstone's net sales increased 20% to $223.6 million which included 23% growth in internet sales.
  HSNi's Adjusted EBITDA increased 47% to $63.6 million driven by the 8% increase in net sales and a 130 basis point increase in gross profit margin. Adjusted EBITDA margin improved to 9.2% compared to 6.8% in the prior year. Operating income increased 57% to $48.4 million compared to $30.7 million in the prior year.
  Adjusted EPS increased 74% to $0.47 from $0.27 in the prior year. GAAP diluted EPS increased 75% to $0.42 from $0.24 in the prior year.
  HSNi ended the second quarter of 2010 with $279.9 million in cash and cash equivalents.

"HSNi's positive performance continued in the second quarter with a net sales increase of 8% and an EBITDA increase of 47%.  Our focus on creating multi-channel experiences for our customers resulted in e-commerce revenue growth of 16% and an increase in our internet penetration to 39% from 36% in the prior year," said HSNi CEO Mindy Grossman.

"At HSN, strong growth in fashion and wellness helped drive an increase in gross profit of 120 basis points and contributed to the 11% growth in the number of best customers.  At Cornerstone, the recovery of the business accelerated with net sales increasing 20% led by renewed demand for the Frontgate, Ballard Designs and Garnet Hill brands, turnaround efforts at TravelSmith and e-commerce initiatives across the portfolio," continued Ms. Grossman.  "We are focused on building our business for the long-term - intelligently, strategically and with a commitment to delivering sustainable results and value for our shareholders."

Table 2
SEGMENT RESULTS
($ in millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	Change	2010	2009	Change
Net Sales
HSN	$ 466.4	$ 454.2	3%	$ 985.3	$ 929.2	6%
Cornerstone	223.6	185.9	20%	387.9	340.5	14%
Total HSNi	$ 690.0	$ 640.1	8%	$ 1,373.2	$ 1,269.7	8%

Gross Profit
HSN	$ 162.2	$ 152.8	6%	$ 333.8	$ 304.7	10%
Cornerstone	96.5	79.1	22%	161.3	138.4	17%
Total HSNi	$ 258.7	$ 231.9	12%	$ 495.1	$ 443.1	12%

Adjusted EBITDA (Non-GAAP measure)
HSN	$ 45.1	$ 38.4	17%	$ 95.3	$ 73.6	29%
Cornerstone	18.5	4.9	277%	20.0	(4.3)	567%
Total HSNi	$ 63.6	$ 43.3	47%	$ 115.3	$ 69.3	66%

Operating Income (Loss)
HSN	$ 34.5	$ 28.7	20%	$ 73.7	$ 54.9	34%
Cornerstone	13.9	2.0	598%	12.1	(10.3)	218%
Total HSNi	$ 48.4	$ 30.7	57%	$ 85.8	$ 44.6	92%

See reconciliation of GAAP to non-GAAP measures in Table 4.
Table 3
SEGMENT KEY OPERATING METRICS

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	Change	2010	2009	Change
HSN:
Average price point	$ 56.64	$ 57.55	(2%)	$ 58.03	$ 57.41	1%
Units shipped (millions)	9.4	8.9	6%	19.3	18.2	6%
Gross profit %	34.8%	33.6%	120 bps	33.9%	32.8%	110 bps
Return rate %	19.8%	19.2%	(60 bps)	19.0%	18.5%	(50 bps)
Internet net sales % (a)	30.4%	28.4%	200 bps	31.0%	29.2%	180 bps
Cornerstone:
Average price point	$ 71.81	$ 70.29	2%	$ 66.92	$ 66.58	1%
Units shipped (millions)	3.2	2.8	16%	6.1	5.5	11%
Gross profit %	43.1%	42.6%	50 bps	41.6%	40.6%	100 bps
Return rate %	14.5%	14.8%	30 bps	14.6%	15.5%	90 bps
Internet net sales % (a)	55.4%	54.0%	140 bps	55.9%	55.5%	40 bps
Catalog circulation (millions)	74.4	64.0	16%	133.2	124.5	7%

(a) Internet net sales as a percent of segment net sales.

HSN Segment Results for the Second Quarter 2010

HSN's net sales increased 3% to $466.4 million and gross profit increased 6% to $162.2 million. Gross profit margin improved 120 basis points to 34.8% from 33.6%.  These results were primarily due to a strategic shift in product mix towards fashion and wellness.  This mix shift also resulted in a 6% increase in units shipped and a 2% decrease in average price point. HSN.com sales increased 10% over the prior year and now represent 30.4% of HSN's net sales, up from 28.4% in the prior year.

Adjusted EBITDA increased 17% to $45.1 million from $38.4 million as a result of increased gross profit, partially offset by a 2% increase in operating expenses, excluding non-cash charges. Operating income increased 20% to $34.5 million compared to $28.7 million in the prior year.

Cornerstone Segment Results for the Second Quarter 2010

Net sales for Cornerstone increased 20% to $223.6 million compared to the prior year. Internet sales penetration increased 140 basis points and now represents 55.4% of Cornerstone's net sales. The sales growth is attributable to an increase in demand for luxury and outdoor products, the execution of strategic merchandising and marketing initiatives and an investment in catalog circulation in Cornerstone's three largest brands, Frontgate, Ballard Designs and Garnet Hill.

Gross profit increased 22% to $96.5 million and gross profit margin improved 50 basis points to 43.1% from 42.6% in the prior year. The margin improvement was attributable to reduced promotional activity and leverage over warehousing costs.

Adjusted EBITDA increased 277% to $18.5 million from $4.9 million in the prior year as a result of the 20% growth in net sales and the increase in gross profit margin, partially offset by the investment in catalog circulation. Adjusted EBITDA as a percent of net sales improved 570 basis points to 8.3% from 2.6% in the prior year.  Operating income in the current quarter was $13.9 million compared $2.0 million in the prior year.

Liquidity and Capital Resources

As of June 30, 2010, HSNi had cash and cash equivalents of $279.9 million. Net cash provided by operating activities in the six months ended June 30, 2010 was $18.9 million compared to $74.0 million generated in the same period last year. This variance is principally due to an increase in inventories to support sales growth and increased payments of trade payables and income taxes. Total debt was approximately $334.1 million as of June 30, 2010, resulting in a ratio of total debt to EBITDA, as defined in HSNi's credit agreement, of approximately 1.33x, as compared to a maximum allowable leverage ratio of 2.75x.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements relating to the future performance of HSNi, its operating segments and its consolidated subsidiaries that are based on current expectations, forecasts and assumptions. These statements relate to expectations concerning matters that are not historical fact. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and such statements involve inherent risks and uncertainties. Although we believe our expectations are based on reasonable estimates and assumptions, they are not guarantees of performance and there are a number of known and unknown risks, uncertainties, contingencies and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. HSNi's actual results could differ materially from those predicted. Factors that could cause or contribute to such differences include but are not limited to: the continued impact of the macroeconomic environment on consumer confidence and spending levels; whether national economic stimulus initiatives and measures to stabilize financial institutions and the economy will be successful in achieving their objectives within the expected timeframes; other changes in political, business and economic conditions, particularly those that affect consumer confidence, consumer spending or e-commerce growth; any technological or regulatory developments that could negatively impact the way we do business; changes in the interest rate environment and developments in the overall credit markets; HSNi's business prospects and strategy, including whether HSNi's initiatives will be effective; changes in our relationships with pay television operators, vendors, manufacturers and other third parties; the loss of any key member of our senior management team; our ability to offer new or alternative products and services in a cost effective manner and consumer acceptance of these products and services; and changes in product delivery costs.  More information about potential factors that could affect HSNi's business and financial results is included in our filings with the U.S. Securities and Exchange Commission ("SEC").  Other unknown or unpredictable factors that could also adversely affect HSNi's business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, any forward-looking statements may not prove to be accurate. All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. Accordingly, you should not place undue reliance on any forward-looking statements, which only reflect the views of HSNi management as of the date of this press release. Such statements speak only to the date such statements are made and HSNi does not undertake to update any forward-looking statements. Historical results should not be considered as an indication of future performance.

Conference Call

Mindy Grossman, Chief Executive Officer, and Judy Schmeling, Executive Vice President and Chief Financial Officer, will hold a conference call on August 4, 2010 at 11:00 a.m., Eastern Time, to discuss these results. Those interested in participating in the conference call should dial 877-307-0246 or 224-357-2394 at least five minutes prior to the call. There will also be a simultaneous audio webcast available via HSNi's website at http://www.hsni.com.

A replay of the conference call can be accessed until Wednesday, August 18, 2010, by dialing 800-642-1687 or 706-645-9291, plus the passcode 87229018 and will also be hosted on HSNi's website for a limited time.

About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $3 billion interactive multi-channel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, via mobile devices, in catalogs, and in brick and mortar stores. HSN, a leading interactive multi-channel retailer which offers a curated assortment of exclusive products combined with top brand names, now reaches approximately 95 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com is a top 10 trafficked e-commerce site that offers a differentiated e-commerce experience by leveraging content, community and commerce. In addition to its existing media platforms, HSN is the industry leader in transactional innovation, including services such as HSN Shop by Remote®, the only service of its kind in the U.S., the HSN Shopping App for mobile handheld devices and HSN on Demand®. Cornerstone comprises leading home and apparel lifestyle brands including  Ballard Designs®, Frontgate®, Garnet Hill®, Improvements®, Smith + Noble®, The Territory Ahead® and TravelSmith®. Cornerstone distributes more than 200 million catalogs annually, operates seven separate e-commerce sites and operates 23 retail and outlet stores.

GAAP FINANCIAL STATEMENTS
HSN, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net sales	$ 689,992	$ 640,083	$ 1,373,205	$ 1,269,703
Cost of sales	431,331	408,212	878,060	826,608
Gross profit	258,661	231,871	495,145	443,095
Operating expenses:
Selling and marketing	129,997	124,396	250,496	246,912
General and administrative	56,131	53,009	110,570	104,719
Production and programming	14,432	13,957	28,532	27,461
Amortization of intangible assets	141	140	282	281
Depreciation	9,610	9,629	19,420	19,080
Total operating expenses	210,311	201,131	409,300	398,453
Operating income	48,350	30,740	85,845	44,642
Other (expense) income:
Interest income	165	54	247	88
Interest expense	(8,226)	(8,799)	(16,602)	(17,749)
Total other expense, net	(8,061)	(8,745)	(16,355)	(17,661)
Income from continuing operations before income taxes	40,289	21,995	69,490	26,981
Income tax provision	(15,583)	(8,357)	(27,116)	(10,361)
Income from continuing operations	24,706	13,638	42,374	16,620
Loss from discontinued operations, net of tax	--	(28)	(15)	(56)
Net income	$ 24,706	$ 13,610	$ 42,359	$ 16,564

Income from continuing operations per share:
Basic	$ 0.43	$ 0.24	$ 0.74	$ 0.29
Diluted	$ 0.42	$ 0.24	$ 0.72	$ 0.29

Net income per share:
Basic	$ 0.43	$ 0.24	$ 0.74	$ 0.29
Diluted	$ 0.42	$ 0.24	$ 0.72	$ 0.29

Shares used in computing earnings per share:
Basic	57,420	56,355	57,112	56,347
Diluted	59,430	57,171	59,239	56,976

HSN, INC. CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)

	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$ 279,934	$ 269,921
Accounts receivable	118,929	182,746
Inventories	293,679	261,473
Deferred income taxes	21,055	21,960
Prepaid expenses and other current assets	57,650	47,152
Total current assets	771,247	783,252
Property and equipment, net	153,068	157,051
Intangible assets, net	260,904	261,185
Other non-current assets	15,483	17,162
TOTAL ASSETS	$ 1,200,702	$ 1,218,650
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, trade	$195,293	$222,787
Current maturities of long-term debt	12,698	4,762
Accrued expenses and other current liabilities	174,497	222,739
Total current liabilities	382,488	450,288
Long-term debt, net of current maturities	321,359	333,960
Deferred income taxes	75,077	76,413
Other long-term liabilities	17,127	13,959
Total liabilities	796,051	874,620

TOTAL SHAREHOLDERS' EQUITY	404,651	344,030
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 1,200,702	$ 1,218,650

HSN, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)
	Six Months Ended June 30,
	2010	2009

Cash flows from operating activities attributable to continuing operations:
Net income	$ 42,359	$ 16,564
Less: Loss from discontinued operations, net of tax	(15)	(56)
Income from continuing operations	42,374	16,620
Adjustments to reconcile income from continuing operations to net cash provided by operating activities attributable to continuing operations:
Depreciation	19,420	19,080
Amortization of intangible assets	282	281
Stock-based compensation expense	9,310	5,027
Amortization of cable and satellite distribution fees	1,679	1,680
Amortization of debt issuance costs	1,285	1,271
Loss on disposition of fixed assets	488	305
Deferred income taxes	(431)	(31)
Bad debt expense	8,265	8,540
Excess tax benefits from stock-based awards	(965)	--
Changes in current assets and liabilities:
Accounts receivable	55,587	36,700
Inventories	(32,206)	36,321
Prepaid expenses and other current assets	(11,686)	(14,591)
Accounts payable, accrued expenses and other current liabilities	(74,472)	(37,160)
Net cash provided by operating activities attributable to continuing operations	18,930	74,043
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(15,854)	(19,121)
Net cash used in investing activities attributable to continuing operations	(15,854)	(19,121)
Cash flows from financing activities attributable to continuing operations:
Repayment under revolving credit facility	--	(20,000)
Repayment of long-term debt	(4,762)	(7,500)
Proceeds from issuance of common stock, net of withholding taxes	10,719	--
Excess tax benefits from stock-based awards	965	--
Net cash provided by (used in) financing activities attributable to continuing operations	6,922	(27,500)
Total cash provided by continuing operations	9,998	27,422
Total cash provided by operating activities attributable to discontinued operations	15	1,034
Net increase in cash and cash equivalents	10,013	28,456
Cash and cash equivalents at beginning of period	269,921	177,463
Cash and cash equivalents at end of period	$ 279,934	$ 205,919

Table 4
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

HSN, INC. RECONCILIATION OF GAAP EPS TO ADJUSTED EPS
(unaudited; in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Diluted earnings per share	$ 0.42	$ 0.24	$ 0.72	$ 0.29
Net income	$ 24,706	$ 13,610	$ 42,359	$ 16,564
Stock-based compensation expense	4,967	2,480	9,310	5,027
Amortization of intangible assets	141	140	282	281
Loss on disposition of fixed assets	485	266	488	305
Loss from discontinued operations, net of tax	--	28	15	56
Impact of income taxes	(2,437)	(1,097)	(3,079)	(2,155)
Adjusted Net Income	$ 27,862	$ 15,427	$ 49,375	$ 20,078
GAAP diluted weighted average shares outstanding	59,430	57,171	59,239	56,976
Adjusted EPS	$ 0.47	$ 0.27	$ 0.83	$ 0.35

HSN, INC. RECONCILIATION OF NON-GAAP DETAILED SEGMENT RESULTS TO GAAP
(unaudited; in thousands)

	Three Months Ended June 30, 2010			Three Months Ended June 30, 2009
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Adjusted EBITDA	$ 45,064	$ 18,489	$ 63,553	$ 38,355	$ 4,900	$ 43,255
Stock-based compensation expense	(2,771)	(2,196)	(4,967)	(2,044)	(436)	(2,480)
Amortization of intangible assets	(141)	--	(141)	(140)	--	(140)
Depreciation	(7,262)	(2,348)	(9,610)	(7,160)	(2,469)	(9,629)
Loss on disposition of fixed assets	(426)	(59)	(485)	(261)	(5)	(266)
Operating income	$ 34,464	$ 13,886	48,350	$ 28,750	$ 1,990	30,740
Other expense, net			(8,061)			(8,745)
Income from continuing operations before income taxes			40,289			21,995
Income tax provision			(15,583)			(8,357)
Income from continuing operations			24,706			13,638
Loss from discontinued operations, net of tax			--			(28)
Net income			$ 24,706			$ 13,610
	Six Months Ended June 30, 2010			Six Months Ended June 30, 2009
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Adjusted EBITDA	$ 95,378	$ 19,967	$ 115,345	$ 73,614	$ (4,279)	$ 69,335
Stock-based compensation expense	(6,042)	(3,268)	(9,310)	(3,999)	(1,028)	(5,027)
Amortization of intangible assets	(282)	--	(282)	(281)	--	(281)
Depreciation	(14,867)	(4,553)	(19,420)	(14,134)	(4,946)	(19,080)
Loss on disposition of fixed assets	(428)	(60)	(488)	(299)	(6)	(305)
Operating income (loss)	$ 73,759	$ 12,086	85,845	$ 54,901	$ (10,259)	44,642
Other expense, net			(16,355)			(17,661)
Income from continuing operations before income taxes			69,490			26,981
Income tax provision			(27,116)			(10,361)
Income from continuing operations			42,374			16,620
Loss from discontinued operations, net of tax			(15)			(56)
Net income			$ 42,359			$ 16,564

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

HSN, INC.'S PRINCIPLES OF FINANCIAL REPORTING

HSNi reports Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. HSNi endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Adjusted EBITDA is defined as operating income excluding, if applicable: (1) stock-based compensation expense and amortization of non-cash marketing, (2) amortization of intangibles, (3) depreciation and gains and losses on asset dispositions, (4) goodwill, long-lived asset and intangible asset impairments, (5) pro forma adjustments for significant acquisitions, and (6) one-time items. Adjusted EBITDA is not a measure determined in accordance with GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. Adjusted EBITDA is used as a measurement of operating efficiency and overall financial performance and HSNi believes it to be a helpful measure for those evaluating companies in the retail and media industries. Adjusted EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures. Adjusted EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact to HSNi's statement of operations of certain expenses, including stock-based compensation, amortization of non-cash marketing, amortization of intangibles, depreciation, gains and losses on asset dispositions, asset impairment charges, acquisition-related accounting and one-time items.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects, if applicable: (1) stock-based compensation expense and amortization of non-cash marketing, (2) amortization of intangible assets, (3) gains and losses on asset dispositions, (4) goodwill, long-lived asset and intangible asset impairments, (5) pro forma adjustments for significant acquisitions, (6) one-time items, and (7) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents HSNi's consolidated results taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of identified non-cash expenses or one-time items.

Adjusted EPS is defined as Adjusted Net Income divided by diluted weighted average shares outstanding for Adjusted EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, HSNi's consolidated results, taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of identified non-cash expenses or one-time items.  Adjusted Net Income and Adjusted EPS have the same limitations as Adjusted EBITDA. Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

CONTACT:  HSN, Inc.
          Analysts/Investors
          Felise Glantz Kissell
            727-872-7529
            felise.kissell@hsn.net
          Media
          Mia Carbonell
            727-872-4084
            mia.carbonell@hsn.net